                                                                  EXHIBIT (a)(9)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 6, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser may, in its sole discretion, make a good faith effort to comply with that state statute. If, after that good faith effort, Purchaser cannot comply with that state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In any jurisdiction, the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.



                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              HARCOR ENERGY, INC.
                                       AT

                              $2.00 NET PER SHARE

                                       BY

                               SENECA WEST CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                          SENECA RESOURCES CORPORATION

                     WHICH IS A WHOLLY OWNED SUBSIDIARY OF

                           NATIONAL FUEL GAS COMPANY

         Seneca West Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Seneca Resources Corporation (the "Parent"), a Pennsylvania corporation is offering to purchase all outstanding shares (the "Shares") of common stock, par value $.10 per share, of HarCor Energy, Inc. (the "Company"), a Delaware corporation, at $2.00 per Share, net to the seller in cash, upon the terms, and subject to the conditions set forth in the Offer to Purchase dated April 6, 1998 and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger described below.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME,
            ON MONDAY, MAY 4, 1998, UNLESS THE OFFER IS EXTENDED.


         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY NATIONAL FUEL GAS COMPANY, THE PARENT OR THE PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company pursuant to which, among other things, following consummation of the Offer or the expiration or termination of the Offer under certain circumstances and the satisfaction or waiver of certain conditions and in accordance with relevant provision of the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of the Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by National Fuel Gas Company, the Parent, the Purchaser and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be converted into the right to receive in cash the amount per Share paid pursuant to the Offer, without interest.

         Under the Company's Certificate of Incorporation and Delaware law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. If at least 90% of the outstanding Shares are tendered in the Offer and accepted for payment by the Purchaser, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, LLC (the "Depositary") of the Purchaser's acceptance for payment of those Shares pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment


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from the Purchaser and transmitting payment to tendering stockholders whose
Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing those Shares pursuant to the procedure set forth in Section 2 of the Offer to Purchase or timely confirmation of book-entry transfer of those Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase), pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of Shares, regardless of any delay in making that payment.

         The Purchaser expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, and Shares, by giving oral or written notice of that extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises the right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of each tendering stockholder to withdraw that stockholder's Shares.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on May 4, 1998 (or, if the Purchaser shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser shall expire), and unless theretofore accepted for payment, may also be withdrawn at any time after June 8, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless those Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties.

         The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists of the





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
Company or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent of the Offer is:

      [LOGO]          CHASEMELLON SHAREHOLDER SERVICES, LLC
                        450 West 33rd Street, 14th Floor
                            New York, New York 10001

                BANKS AND BROKERS CALL COLLECT:  (212) 273-8070
                   ALL OTHERS CALL TOLL-FREE:  (800) 684-8823



April 6, 1998





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